UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2021

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37897	26-1828101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Calle Amanecer San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Obalon Therapeutics, Inc.

5421 Avenida Encinitas, Suite F

Carlsbad, CA 92008

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	RSLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2021, ReShape Lifesciences Inc. (the “Company”) entered into a warrant exercise agreement with existing accredited investors to exercise certain outstanding warrants (the “Exercise”) to purchase up to an aggregate of 7.9 million shares of the Company’s common stock (the “Existing Warrants”). In consideration for the immediate exercise of the Existing Warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 5.9 million shares (equal to 75% of the shares of common stock issued in connection with the Exercise) of the Company’s common stock (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”). The investors paid a cash purchase price for the New Warrants equal to $0.09375 per share of common stock underlying the New Warrants. In connection with the Exercise, the Company also agreed to reduce the exercise price of certain of the Existing Warrants to $6.00, which is equal to the most recent closing price of the Company’s common stock on The Nasdaq Capital Market prior to the execution of the warrant exercise agreement.

The New Warrants are exercisable immediately upon issuance at an exercise price of $6.00 per share and have a term of exercise equal to five years. The Company agreed to file a resale registration statement on Form S-3 within 30 days with respect to the New Warrants and the shares of common stock issuable upon exercise of the New Warrants. The warrant exercise agreement and the New Warrants each include a beneficial ownership limitation that prevents any of the investors from owning more than 9.99% of the Company’s outstanding common stock at any time.

The gross proceeds to the Company from the Exercise and the sale of the New Warrants was approximately $46 million, prior to deducting placement agent fees and estimated offering expenses. The Company used approximately $10.8 million of the net proceeds to repay in full the outstanding principal and accrued interest under its secured credit agreement dated March 25, 2020, as amended. The Company intends to use the remainder of the net proceeds for working capital and general corporate purposes.

Maxim Group LLC (“Maxim”) acted as the exclusive placement agent for the Exercise. Pursuant to an amendment, dated June 28, 2021, to its existing engagement agreement with Maxim, the Company has agreed to pay Maxim an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the Exercise and the sale of the New Warrants and certain other expenses.

The foregoing descriptions of the warrant exercise agreement and the New Warrants are not complete and are qualified in their entirety by reference to the full text of the form of warrant exercise agreement and the form of the New Warrant, copies of which are attached hereto as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02	Unregistered Sale of Equity Securities.

The information in Item 1.01 above is incorporated herein by reference. The New Warrants described in Item 1.01 above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the shares of common stock issuable upon the exercise thereof, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. The securities were offered only to accredited investors.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
4.1	Form of New Warrant

10.1	Warrant Exercise Agreement, dated June 28, 2021, by and among ReShape Lifesciences Inc. and the purchasers party thereto

104	Cover Page Interactive Data File (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Barton P. Bandy
Barton P. Bandy
President and Chief Executive Officer

Dated: July 2, 2021